Q4 and Full Year 2025 Investor Presentation February 10, 2026

Forward Looking Statements Certain statements contained in this presentation, other than purely historical information, including, but not limited to estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in Part I, Item 1A of our Form 10-K for the fiscal year ended December 29, 2024, Part II, Item 1A of our subsequent Forms 10-Q and other filings with the SEC. The forward-looking statements included in this document are made as of the date of this Press Release and, except pursuant to any obligations to disclose material information under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this presentation. 2

MasterBrand Overview #1 North American residential cabinet manufacturer Key brands 1 Based on 2025 Net Sales 2 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP metrics. Please see Appendix for definitions and corresponding reconciliations to historical GAAP measures MasterBrand at a glance 1 ~60% Net sales to R&R 7,900+ Dealer network $298 million 2025 Adjusted EBITDA 2 12,500+ Employees 20+ Manufacturing facilities MasterBrand key financial metrics 3 1 $2.7 billion 2025 Net sales 2 $2.5 $2.9 $3.3 $2.7 $2.7 $2.7 11% 11% 11% 14% 13% 11% 2020 2021 2022 2023 2024 2025 Net Sales ($B) Adjusted EBITDA Margin 2

The MasterBrand Story

OUR PURPOSE

Building great experiences together

OUR VISION

Build on our rich history by innovating how we work and what we offer to delight our customers

OUR CULTURE

Make the team better
Be bold
Champion improvement

PRE-SPIN-OFF

Industry Leader
Largest distribution network

Product & Brand Portfolio
Leader amongst peers

Operational Excellence
At scale

DELIVERED THROUGH THE MASTERBRAND WAY

TODAY

Align to Grow
Deliver on the unique needs of each customer

Lead through Lean
Engage teams and foster problem-solving

Tech Enabled
Drive profitable growth and transform the way we work through digital, data, and analytics

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55%32% 13% Industry Leading Customer Base 6 MasterBrand channel mix1 55% Dealer: provide customer education, service and design consultation 32% Retail: common box products that offer some customization along with in-stock, semi-custom and premium products 13% Builder: sold directly and highly correlated to single-family housing starts Dealer Retail Builder Masterbrand has a leadership position across channels… Overview of primary sales channels in the US and Canada: Dealer Channel Retailers / Home Center Channel Builder Channel Primary End Market Exposure R&R / New Home Construction R&R New Home Construction Customer Concentration Low High Medium Fragmented network: Requires broad products and regional presence to address and allows for a variety of consumer touch points Multi-brand strategy: Dealers offer multiple brands, enabling trade up and down to drive sales High retention rate: Physical showroom investments and sales training drive retention …and why it matters 1 Based on 2025 Net Sales

7 Price point (per cabinet)<$350 >$750 MasterBrand portfolio by type and key brands Value Semi-custom Semi-custom PremiumValue Stock Multi-Branded Strategy Across Price Points and Products

Integrated Manufacturing Network & Strong Track Record of Continuous Improvement

OLD MODEL: **10+ product platform / plant silos**

Assets + Capabilities + Product + Specs

NEW MODEL: **4 construction-specific product platforms**

Networked manufactured footprint

Capability duplication aligned to demand

Aligned product continuum

- ✓ Footprint optimization
- ✓ Proven tools of our business system, enable product portfolio simplification
- ✓ Continuous improvement culture
- ✓ Efficient capital spending profile

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MasterBrand + American Woodmark: Compelling Strategic Combination with Clear Value Drivers 9 Brings Together Two Highly Complementary American Businesses, Benefitting Customers, Associates, and Shareholders Fortifies Financial Profile and Enhances Capital Flexibility Expects to Unlock Meaningful Cost Synergies and Commercial Growth Opportunities to Accelerate and Amplify Value Creation • Expects annual run-rate cost synergies of $90M by the end of year three, following close • Anticipates accretion to adjusted diluted EPS in year two, following close For additional details, please see the full transaction presentation on the MasterBrand investor relations website Enhances the Industry’s Most Diversified Portfolio of World-Class Cabinet Brands and Products Covering the Full Price Spectrum

Q4 2025 Highlights

Financial Results

($ in millions, except per share amounts)	**Q4 2025**	**Q4 2024**	**B/(W)**
Net Sales	$644.6	$667.7	(3.5%)
Gross Profit	$167.5	$203.3	(17.6%)
Gross Profit Margin	*26.0%*	*30.4%*	*(440 bps)*
SG&A	$186.9	$152.3	22.7%
Net (Loss) Income	($42.0)	$14.0	(400.0%)
Net (Loss) Income Margin	*(6.5%)*	*2.1%*	*(860 bps)*
Adjusted EBITDA[1]	$35.1	$74.6	(52.9%)
Adjusted EBITDA Margin[1]	*5.4%*	*11.2%*	*(580 bps)*
Diluted EPS (GAAP)	($0.33)	$0.11	(400.0%)
Adjusted Diluted EPS[1]	($0.02)	$0.22	(109.1%)

- Top-line performance was primarily the result of a mid-single-digit year-on-year market decline, partially offset by the continued flow through of previously implemented price and tariff-related pricing actions.
- The y-o-y decline in net (loss) income was driven by lower gross profit and higher SG&A expenses, partially offset by lower interest expense, and lower income tax expense.
- Adjusted EBITDA margin[1] declined due to lower volume and the related unfavorable fixed cost leverage, tariffs net of supply chain mitigation, and material, freight, and personnel inflation, partially offset by continuous improvement efforts, net average selling price improvements, and Supreme integration synergies.

[1] Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted Diluted EPS, are non-GAAP metrics. Please see Appendix for definitions and corresponding reconciliations to historical GAAP measures

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FY 2025 Highlights

Financial Results

($ in millions, except per share amounts)	2025	2024	B/(W)
Net Sales	$2,734.7	$2,700.4	1.3%
Gross Profit	$827.6	$877.0	(5.6%)
Gross Profit Margin	*30.3%*	*32.5%*	*(220 bps)*
SG&A	$667.8	$603.1	10.7%
Net Income	$26.7	$125.9	(78.8%)
Net Income Margin	*1.0%*	*4.7%*	*(370 bps)*
Adjusted EBITDA[1]	$298.2	$363.6	(18.0%)
Adjusted EBITDA Margin[1]	*10.9%*	*13.5%*	*(260 bps)*
Diluted EPS (GAAP)	$0.21	$0.96	(78.1%)
Adjusted Diluted EPS[1]	$0.91	$1.40	(35.0%)
Net Cash Provided By Operating Activities	$195.7	$292.0	(33.0%)
Free Cash Flow[1]	$117.5	$211.1	(44.3%)

- Top-line performance was driven by a 5% contribution from Supreme and net ASP improvements, partially offset by a mid-single-digit market decline.
- The y-o-y decline in net income was primarily due to lower gross profit and increased SG&A expense, partially offset by lower income tax expense.
- Adjusted EBITDA margin[1] declined primarily due to lower volume and the related unfavorable fixed cost leverage, material, freight, and personnel inflation, tariffs net of supply chain mitigation, and incremental strategic investments, partially offset by net average selling price improvements, including tariff related pricing, and Supreme contributions and integration synergies.

[1] Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted EPS, and Free Cash Flow are non-GAAP metrics. Please see Appendix for definitions and corresponding reconciliations to historical GAAP measures

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Near-Term Expectations

First Quarter 2026 Outlook[1]

Market Growth

Mid- to High-Single-Digit % Decline
North American Cabinets Market

MasterBrand

Mid- to High-Single-Digit % Decline
Net Sales

$23-$33 million
Adjusted EBITDA[2]

~3.9%-5.3%
Adjusted EBITDA Margin[2]

$(0.06)-$0.00
Adjusted Diluted EPS[2]

- Q1 2026 end markets are expected to be down mid- to high-single-digits year-over-year.
- Adjusted EBITDA[2] range primarily reflects the impact of lower expected volumes on fixed cost absorption, as well as the timing of benefit realization from our tariff mitigation and cost rationalization actions.
- Outlook reflects typical fourth quarter to first quarter seasonal step-down.
- Outlook only reflects tariffs in effect as of February 10, 2026, and the anticipated antidumping plywood duties. Outlook does not reflect any tariff-related tax considerations, nor does it reflect other potential tariff impact on company costs or end market demand.
- Outlook does not reflect any anticipated financial benefits from the pending merger with American Woodmark and does not include expected transaction or integration-related costs.
- Continuing a disciplined approach to spending while remaining committed to strategic investments in the business.

STRONG BALANCE SHEET WITH FINANCIAL FLEXIBILITY

[1] This outlook information was established by the Company on its fourth quarter 2025 Earnings Conference Call on February 10, 2026, and it speaks only as of that date. Its inclusion in this presentation does not constitute a reaffirmation or update of such information as of the date hereof or any other date

[2] Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted EPS are non-GAAP metrics. Please see Appendix for definitions

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Estimated Tariff Exposure and Impact

Full Year 2026 Tariff Impact

Gross Tariff Costs[1]

5-6% of 2026
Net Sales
(before mitigation)

COGS Components[2]



45 - 55%
15 - 25%
25 - 35%
Materials
Labor
Overhead

- Approximately 50% of Materials costs are wood and wood-related materials
- Approximately 50% of wood and wood-related materials are domestically sourced

Components by Geographical Source[2]



< 15%
15 - 20%
70 - 80%
Domestic
Asia
Rest of World

Current Tariff Environment

- Liberation Day Tariffs – General tariffs against imported goods, with rates varying by country of origin.
- Section 232 Tariffs – Including 25% tariff on lumber and wood products, kitchen cabinets and bath vanities. Scheduled increase to 50% tariff rate postponed to January 1, 2027.
- Countervailing (CVD) and Antidumping (AD) Investigation on Hardwood and Decorative Plywood Imports from Vietnam, Indonesia, and China – preliminary tariff determinations issued (CVD) and anticipated (AD) in Q1 2026.
- MasterBrand expects ~85% of full year net negative tariff impact to be reflected in H1 2026.
- MasterBrand expects to offset 100% of tariff dollar costs on a run-rate basis by the end of 2026.

[1] Gross tariff costs reflect the total incremental cost due to tariffs before any mitigation actions, and reflect only tariffs in effect as of February 10, 2026, and the anticipated antidumping plywood duties

[2] The mix of COGS components and components by geographical source may change as mitigation efforts take effect

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Long-Term Financial Targets

Long Term Outlook[1,2]

Market Growth

3-5% CAGR
North American Cabinets Market

MasterBrand

4-6% CAGR
Net Sales

~16-18%
FY Adjusted EBITDA Margin[3]

Clear Path to Achieving Results

1. Business and portfolio aligned with the customer
2. Operational excellence will fuel margin growth
3. Flexible platform allows us to navigate any market condition

STRONG FOCUS ON MARGIN EXPANSION

[1] This outlook assumes a return to growth in the North American Cabinets Market

[2] This long-term outlook information was reaffirmed by the Company on its fourth quarter 2025 Earnings Conference Call on February 10, 2026, and it speaks only as of that date. Its inclusion in this presentation does not constitute a reaffirmation or update of such information as of the date hereof or any other date

[3] Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP metrics. Please see Appendix for definitions

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MasterBrand: Investor Day 2022 05 Appendix

Non-GAAP Financial Measures To supplement the financial information presented in accordance with generally accepted accounting principles in the United S tates (“GAAP”) in this presentation, certain non- GAAP financial measures as defined under SEC rules have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non- GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies. We use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, adjusted diluted ear nings per share (“adjusted diluted EPS”), free cash flow, net debt, and net debt to adjusted EBITDA, which are all non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes, but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales. Adjusted net income is calculated by removing the impact of non-operational results, including non-cash amortization expense, which is not deemed to be indicative of the results of current or future operations, and special items from net income. Adjusted net income margin is c alculated as adjusted net income divided by net sales. Adjusted diluted EPS is a measure of our diluted earnings per share excluding non-operational results and special items. We believe these non-GAAP measures are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy, and is used in th e management of our business, including decisions concerning the allocation of resources and assessment of performance. Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. Net debt to adjusted EBITDA is calculated by dividing net debt by the trailing twelve months adjusted EBITDA. Net debt to adjusted EBITDA is used by management to assess our financial leverage and ability to service our debt obligations. As required by SEC rules, detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure are included in the appendix section of this presentation. We have not provided a reconciliation of our fiscal first quarter 2026 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, including restructuring and other charges, which are excluded from adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Compan y’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable ef fort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures. 16

Full Year Non-GAAP Reconciliations

(In millions, except percentages)	Fiscal Year Ended December 27, 2020	December 26, 2021	December 25, 2022	December 31, 2023	December 29, 2024	December 28, 2025
Reconciliation of Net Income to EBITDA to ADJUSTED						
Net income (GAAP)	$ 145.7	$ 182.6	$ 155.4	$ 182.0	$ 125.9	$ 26.7
Related party interest income, net	(2.4)	(4.6)	(12.9)	-	-	-
Interest expense	-	-	2.2	65.2	74.0	74.1
Income tax expense	50.5	55.7	58.0	56.7	42.4	19.6
Depreciation expense	48.0	44.4	47.3	49.0	57.1	67.9
Amortization expense	17.8	17.8	17.2	15.3	20.2	25.6
EBITDA (Non-GAAP Measure)	$ 259.6	$ 295.9	$ 267.2	$ 368.2	$ 319.6	$ 213.9
[1] Acquisition-related costs	-	-	-	-	25.4	28.9
[2] Restructuring charges	6.1	4.2	25.1	10.1	18.0	15.2
[3] Restructuring-related charges (adjustments)	5.3	3.7	12.7	(0.2)	-	20.5
[4] Gain on sale of asset	-	-	-	-	(4.3)	-
[5] Recognition of actuarial losses and pension settlement losses (gains)	-	-	0.2	2.9	2.7	(0.4)
[6] Purchase accounting cost of products sold	-	-	-	-	2.2	-
[7] Separation costs	-	-	15.4	2.4	-	-
[8] Asset impairment charges	9.5	-	46.4	-	-	-
[9] Costs related to pending insurance claims, net of insurance proceeds	-	-	-	-	-	3.0
[10]Allowance for credit loss	-	-	-	-	-	17.1
Adjusted EBITDA (Non-GAAP Measure)	$ 280.5	$ 303.8	$ 367.0	$ 383.4	$ 363.6	$ 298.2
NET SALES	$ 2,469.3	$ 2,855.3	$ 3,275.5	$ 2,726.2	$ 2,700.4	$ 2,734.7
Net Income Margin	6%	6%	5%	7%	5%	1%
Adjusted EBITDA Margin %	11%	11%	11%	14%	13%	11%

Note: See tick legend on slide 18

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18 [1] Acquisition-related costs are transaction and integration costs, including legal, accounting and other professional fees, severance, stock-based compensation, and other integration related costs. These charges are primarily recorded within selling, general and administrative expenses within the Condensed Consolidated Statements of Income. Acquisition-related costs are significantly impacted by the timing and complexity of the underlying acquisition related activities and are not indicative of the Company’s ongoing operating performance. The acquisition-related costs incurred in 2024 are associated with the acquisition of Supreme Cabinetry Brands, Inc., which was announced in the second quarter of fiscal 2024 and closed early in the third quarter of fiscal 2024. The acquisition-related costs in 2025 are primarily associated with the pending acquisition of American Woodmark, which is expected to close in early 2026. Costs for both acquisitions are comprised primarily of professional fees. [2] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, cessation of operations, and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for all periods presented primarily include costs related to workforce reductions, lease abandonment and asset disposals for facilities that have been closed, but not yet sold. The fiscal 2024 restructuring charges also include an asset impairment charge associated with the decision to exit a leased manufacturing facility. [3] Restructuring-related charges (adjustments) are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. The restructuring-related charges for all periods presented primarily include losses on disposal of inventories from exiting product lines, losses on the sale of facilities closed as a result of restructuring actions, and costs resulting from the redeployment of equipment within the manufacturing footprint. The restructuring-related adjustments in fiscal 2023 are recoveries of previously recorded restructuring- related charges resulting from changes in estimates of accruals recorded in prior periods. [4] Gain on sale of asset relates to a gain resulting from the sale of facilities and land on December 12, 2024. The location was previously closed in conjunction with the consolidation of our warehouse facilities to enable efficiencies and increase annual savings. This facility sold for a purchase price of $6.6 million, resulting in a $4.3 million gain recognized as a separate component of non-operating income in the Condensed Consolidated Statements of Income. [5] We exclude the impact of actuarial gains and losses related to our U.S. defined benefit pension plan as they are not deemed indicative of future operations. In addition, during 2024, the Company offered a lump-sum benefit payout option to certain plan participants related to the decision to terminate our defined benefit pension plan, resulting in a $2.9 million non-cash settlement charge. During 2025, the Company recognized a net settlement gain of $0.4 million related to the final valuation of the pension plan. [6] Purchase accounting cost of products sold relates to the fair market value adjustment required under GAAP for inventory obtained in the acquisition of Supreme Cabinetry Brands, Inc. All inventory obtained was sold in the third quarter of 2024. [7] Separation costs represent one-time costs incurred directly by MasterBrand related to the separation from Fortune Brands. [8] We exclude the impact of pre-tax impairment charges related to impairments of indefinite-lived tradenames. [9] Costs related to pending insurance claims, net of insurance proceeds are excluded as they are not deemed indicative of future operations. The costs recognized in 2025 are related to the incurrence of insurable events within the manufacturing footprint. We are pursuing insurance recoveries and any funds received will be used to offset these costs in future periods. [10] Allowance for credit loss represents a one-time, non-cash charge resulting from the Company’s assessment of the collectability of a specific customer’s receivable balance of $17.1 million as of December 28, 2025. The reserve relates entirely to sales recognized in 2025 and arose from facts and circumstances specific to this customer. The charge is recorded within selling, general and administrative expense in the Condensed Consolidated Statements of Income and is not indicative of the Company’s ongoing operating performance. Full Year Non-GAAP Reconciliation Tick Legend

19 Note: See tick legend on slide 21 Q4 2025 Non-GAAP Reconciliations

20 Note: See tick legend on slide 21 2025 Non-GAAP Reconciliations

[1] Acquisition-related costs are transaction and integration costs, including legal, accounting and other professional fees, severance, stock-based compensation, and other integration related costs. These charges are primarily recorded within selling, general and administrative expenses within the Condensed Consolidated Statements of Income. Acquisition-related costs are significantly impacted by the timing and complexity of the underlying acquisition related activities and are not indicative of the Company’s ongoing operating performance. The acquisition-related costs incurred in 2024 are associated with the acquisition of Supreme Cabinetry Brands, Inc., which was announced in the second quarter of fiscal 2024 and closed early in the third quarter of fiscal 2024. The acquisition-related costs in 2025 are primarily associated with the pending acquisition of American Woodmark, which is expected to close in early 2026. Costs for both acquisitions are comprised primarily of professional fees. Certain of the acquisition-related costs incurred are deemed non-deductible for U.S. tax purposes. The tax impact of these non-deductible acquisition-related costs were $3.6 million and $4.3 million for the thirteen and fifty-two weeks ended December 28, 2025, respectively, with the remaining full year costs being incurred in the thirteen week period ended September 28, 2025. For the fifty-two weeks ended December 29, 2024, these non-deductible acquisition-related costs were $1.5 million, all of which were incurred in the thirteen week period ended September 29, 2024. These items are not deemed indicative of ongoing operations and have been excluded from the income tax impact of adjustments for the relevant periods. [2] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, cessation of operations, and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for all periods presented primarily include costs related to workforce reductions, lease abandonment and asset disposals for facilities that have been closed, but not yet sold. [3] Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. The restructuring-related charges for all periods presented primarily include losses on disposal of inventories from exiting product lines, losses on the sale of facilities closed as a result of restructuring actions, and costs resulting from the redeployment of equipment within the manufacturing footprint. [4] Allowance for credit loss represents a one-time, non-cash charge resulting from the Company’s assessment of the collectability of a specif ic customer’s receivable balance of $17.1 million as of December 28, 2025. The reserve relates entirely to sales recognized in 2025 and arose from facts and circumstances specif ic to this customer. The charge is recorded within selling, general and administrative expense in the Condensed Consolidated Statements of Income and is not indicative of the Company’s ongoing operating performance. [5] Costs related to pending insurance claims, net of insurance proceeds are excluded as they are not deemed indicative of future operations. The costs recognized in 2025 are related to the incurrence of insurable events within the manufacturing footprint. We are pursuing insurance recoveries and any funds received will be used to offset these costs in future periods. [6] We exclude the impact of actuarial gains and losses related to our U.S. defined benefit pension plan as they are not deemed indicative of future operations. In 2024, the Company made the decision to terminate our defined benefit pension plan, resulting in a $2.9 million non-cash settlement charge. During 2025, the Company recognized a net settlement gain of $0.4 million related to the final valuation of the pension plan. [7] Non-recurring components of interest expense are one-time costs associated with the refinancing of debt facilities and usage of temporary debt facilities. The non-recurring components of interest expense in fiscal 2024 relate primarily to non-recurring write-offs of deferred financing costs resulting from the debt restructuring transaction. These charges are classified as interest expense within the Condensed Consolidated Statements of Income and are not indicative of the Company’s ongoing operating performance. [8] Purchase accounting cost of products sold relates to the fair market value adjustment required under GAAP for inventory obtained in the acquisition of Supreme Cabinetry Brands, Inc. All inventory obtained was sold in the third quarter of 2024. [9] Gain on sale of asset relates to a gain resulting from the sale of facilities and land on December 12, 2024. The location was previously closed in conjunction with the consolidation of our warehouse facilities to enable efficiencies and increase annual savings. This facility sold for a purchase price of $6.6 million, resulting in a $4.3 million gain recognized as a separate component of non-operating income in the Condensed Consolidated Statements of Income. [10] Beginning in the second quarter of fiscal 2024 reporting, management began adding back amortization of intangible assets in calculating adjusted net income and adjusted diluted EPS for all periods presented. Non-cash amortization expenses are not indicative of the Company’s ongoing operations. [11] In order to calculate Adjusted Net Income, each of the items described in Items [1] - [10] above reflect tax effects based upon an estimated annual effective income tax rate of 25.0 percent, inclusive of recurring permanent differences and the net effect of state income taxes and excluding the impact of discrete income tax items. Certain discrete income tax items are adjusted for in the relevant period identified and may include, but are not limited to, changes in judgment or estimates of uncertain tax positions related to prior periods, return-to-provision adjustments, the tax effect of relevant stock-based compensation items, and certain changes in valuation allowances for the realizability of deferred tax assets. Management believes this approach assists investors in understanding the income tax provision and the estimated annual effective income tax rate related to ongoing operations. The Company incurred valuation allowance charges for deferred foreign tax credits that the Company no longer estimates to be usable based on future foreign income estimates. The valuation charges incurred were $2.4 million and $4.4 million for the thirteen and fifty-two weeks ended December 28, 2025, respectively, with the remaining full year costs being incurred in the thirteen week period ended September 28, 2025. The valuation charges incurred were $2.1 million and $2.7 million for the thirteen and fifty-two weeks ended December 29, 2024 respectively, with the remaining full year costs being incurred in the thirteen week period ended September 29, 2024. These charges are not indicative of the Company’s ongoing operating performance and have been excluded from the income tax impact of adjustments for the relevant periods. 21 2025 Non-GAAP Reconciliations Tick Legend

22 Non-GAAP Reconciliations

23 Non-GAAP Reconciliations

24 Prior Year to Current Year Net Sales Walk Q4 % Change FY 2025 % Change 2024 Net Sales (millions) 667.7$ 2,700.4$ Volume (35.0) -5% (156.5) -6% Net ASP 1 11.9 2% 60.7 2% Acquisition of Supreme 0 0% 131.5 5% Foreign Currency 0 0% (1.4) 0% 2025 Net Sales (millions) 644.6$ -3% 2,734.7$ 1% 1 Net ASP (Average Selling Price) includes price/mix and other factors that could impact this measure